EX 11.1

CHESAPEAKE CORPORATION AND SUBSIDIARIES

COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

for the three years ended January 2, 2005

(Amounts in millions, except for per share amounts)

	2004	2003	2002
Basic:
Weighted average number of common shares outstanding	18.5	15.2	15.1

Income from continuing operations	$11.3	$22.1	$11.5
Discontinued operations, net of income taxes	—	4.4	10.4

Net income	$11.3	$26.5	$21.9

Per share amount:
Earnings from continuing operations	$0.61	$1.45	$0.76
Discontinued operations, net of income taxes	—	0.29	0.69

Basic earnings per share	$0.61	$1.74	$1.45

Diluted:
Weighted average number of common shares outstanding	18.5	15.2	15.1
Net additional common shares issuable upon exercise of dilutive options, determined by treasury stock method using the average price	0.1	—	0.1

Common shares, equivalents and other potentially dilutive securities	18.6	15.2	15.2

Income from continuing operations	$11.3	$22.1	$11.5
Discontinued operations, net of income taxes	—	4.4	10.4

Net income	$11.3	$26.5	$21.9

Per share amount:
Earnings from continuing operations	$0.61	$1.45	$0.76
Discontinued operations, net of income taxes	—	0.29	0.68

Diluted earnings per share	$0.61	$1.74	$1.44